Exhibit g under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K
Name changed to Hibernia Funds - effective 11/1/98


                                              Tower Mutual Funds

                                                  AGREEMENT
                                                     for
                                          FUND ACCOUNTING SERVICES,
                                           ADMINISTRATIVE SERVICES
                                                     and
                                           TRANSFER AGENCY SERVICES


     AGREEMENT made as of September 14, 1998, by and between Tower Mutual Funds, having its principal office and place of business at 5800 Corporate Drive, Pittsburgh, PA 15237 (the "Investment Company"), on behalf of the portfolios (individually referred to herein as a "Fund" and collectively as "Funds") of the Investment Company, listed on Exhibit 1 as may be amended from time to time, and FEDERATED SERVICES COMPANY, a Pennsylvania corporation, having its principal office and place of business at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779 on behalf of itself and its subsidiaries (the "Company").

     WHEREAS, the Investment Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), with authorized and issued shares of capital stock or beneficial interest ("Shares");

     WHEREAS, the Investment Company desires to retain the Company as fund accountant to provide fund accounting services (as herein defined) including certain pricing, accounting and recordkeeping services for each of the Funds, including any classes of shares issued by any Fund ("Classes"), and the Company desires to accept such appointment;

     WHEREAS, the Investment Company desires to appoint the Company as its administrator to provide it with administrative services (as herein defined), and the Company desires to accept such appointment; and

     WHEREAS, the Investment Company desires to appoint the Company as its transfer agent and dividend disbursing agent to provide it with transfer agency services (as herein defined), and agent in connection with certain other activities, and the Company desires to accept such appointment;

     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION ONE: Fund Accounting.

Article 1.  Appointment.

     The Investment Company hereby appoints the Company to provide certain pricing and accounting services to the Funds, and/or the Classes, for the period and on the terms set forth in this Agreement. The Company accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Exhibit 1 to this Agreement.

Article 2.  The Company's Duties.

     Subject to the supervision and control of the Investment Company's Board of Trustees ("Board"), the Company will assist the Investment Company with regard to fund accounting for the Investment Company, and/or the Funds, and/or the Classes, and in connection therewith undertakes to perform the following specific services;

     A.   Value the assets of the Funds  using:  primarily,  market  quotations, including the use of matrix pricing, supplied by the independent pricing services selected by the Company in consultation with the adviser, or sources selected by the adviser, and reviewed by the board; secondarily, if a designated pricing service does not provide a price for a security which the Company believes should be available by market quotation, the Company may obtain a price by calling brokers designated by the investment adviser of the fund holding the security, or if the adviser does not supply the names of such brokers, the Company will attempt on its own to find brokers to price those securities; thirdly, for securities for which no market price is available, the Investment Company's Pricing Committee (or, in the absence of a Pricing Committee, the Board) will determine a fair value in good faith. Consistent with Rule 2a-4 of the 1940 Act, estimates may be used where necessary or appropriate. The Company's obligations with regard to the prices received from outside pricing services and designated brokers or other outside sources, is to exercise reasonable care in the supervision of the pricing agent. The Company is not the guarantor of the securities prices received from such agents and the Company is not liable to the Fund for potential errors in valuing a Fund's assets or calculating the net asset value per share of such Fund or Class when the calculations are based upon such prices. All of the above sources of prices used as described are deemed by the Company to be authorized sources of security prices. The Company provides daily to the adviser the securities prices used in calculating the net asset value of the fund, for its use in preparing exception reports for those prices on which the adviser has comment. Further, upon receipt of the exception reports generated by the adviser, the Company diligently pursues communication regarding exception reports with the designated pricing agents;

     B. Determine the net asset value per share of each Fund and/or Class, at the time and in the manner from time to time determined by the Board and as set forth in the Prospectus and Statement of Additional Information ("Prospectus") of each Fund;

     C.    Calculate the net income of each of the Funds, if any;

     D. Calculate realized capital gains or losses of each of the Funds resulting from sale or disposition of assets, if any;

     E. Maintain the general ledger and other accounts, books and financial records of the Investment Company, including for each Fund, and/or Class, as required under Section 31(a) of the 1940 Act and the Rules thereunder in connection with the services provided by the Company;

     F. Preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records to be maintained by Rule 31a-1 under the 1940 Act in connection with the services provided by the Company. The Company further agrees that all such records it maintains for the Investment Company are the property of the Investment Company and further agrees to surrender promptly to the Investment Company such records upon the Investment Company's request;

     G. At the request of the Investment Company, prepare various reports or other financial documents in accordance with generally accepted accounting principles as required by federal, state and other applicable laws and regulations; and

     H. Such other similar services as may be reasonably requested by the Investment Company.

     The foregoing, along with any additional services that the Company shall agree in writing to perform for the Investment Company under this Section One, shall hereafter be referred to as "Fund Accounting Services."

Article 3.  Compensation and Allocation of Expenses.   [Not Applicable]

SECTION TWO:  ADMINISTRATIVE SERVICES.

Article 4.  Appointment.

     The Investment Company hereby appoints the Company as Administrator for the period on the terms and conditions set forth in this Agreement. The Company hereby accepts such appointment and agrees to furnish the services set forth in
Article 5 of this Agreement in return for the compensation set forth in Exhibit 1 to this Agreement.



Article 5.  The Company's Duties.

     As Administrator, and subject to the supervision and control of the Board and in accordance with Proper Instructions (as defined hereafter) from the Investment Company, the Company will provide facilities, equipment, and personnel to carry out the following administrative services for operation of the business and affairs of the Investment Company and each of its portfolios:

     A. prepare, file, and maintain the Investment Company's governing documents and any amendments thereto, including the Charter (which has already been prepared and filed), the By-laws and minutes of meetings of the Board and Shareholders;

     B. prepare and file with the Securities and Exchange Commission and the appropriate state securities authorities the registration statements for the Investment Company and the Investment Company's Shares and all amendments thereto, reports to regulatory authorities and shareholders, prospectuses, proxy statements, and such other documents all as may be necessary to enable the Investment Company to make a continuous offering of its Shares;

     C. prepare, negotiate, and administer contracts (if any) on behalf of the Investment Company with, among others, the Investment Company's investment adviser(s) and distributor(s), subject to any applicable restrictions of the Board or the 1940 Act;

     D. calculate performance data of the Investment Company for dissemination to information services covering the investment company industry;

     E.    prepare and file the Investment Company's tax returns;

     F.   coordinate   the  layout  and   printing  of   publicly   disseminated
          prospectuses and reports;

     G. perform internal audit examinations in accordance with a charter adopted by the Company and the Investment Company;

     H. assist with the design, development, and operation of the Investment Company and the Funds;

     I. provide individuals reasonably acceptable to the Board for nomination, appointment, or election as officers of the Investment Company, who will be responsible for the management of certain of the Investment Company's affairs as determined by the Investment Company's Board; and

     J.   consult  with  the  Investment   Company  and  its  Board  on  matters
          concerning the Investment Company and its affairs.

     The foregoing, along with any additional services that the Company shall agree in writing to perform for the Investment Company under this Section Two, shall hereafter be referred to as "Administrative Services."

Article 6.  Records.

     The Company shall create and maintain all necessary books and records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment Company act of 1940 and the rules thereunder, as the same may be amended from time to time, pertaining to the Administrative Services performed by it and not otherwise created and maintained by another party pursuant to contract with the Investment Company. Where applicable, such records shall be maintained by the Company for the periods and in the places required by Rule 31a-2 under the 1940 Act. The books and records pertaining to the Investment Company which are in the possession of the Company shall be the property of the Investment Company. The Investment Company, or the Investment Company's authorized representatives, shall have access to such books and records at all times during the Company's normal business hours. Upon the reasonable request of the Investment Company, copies of any such books and records shall be provided promptly by the Company to the Investment Company or the Investment Company's authorized representatives.

Article 7.  Duties of the Investment Company.

         The Investment Company assumes full responsibility for the preparation, contents and distribution of its own offering documents and for complying with all applicable requirements the 1940 Act, the Internal Revenue Code, and any other laws, rules and regulations of government authorities having jurisdiction.

Article 8.  Expenses.

     The Company shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Administrative Services to the Investment Company, including the compensation of the Company employees who serve as trustees or directors or officers of the Investment Company. The Investment Company shall be responsible for all other expenses incurred by the Company on behalf of the Investment Company, including without limitation postage and courier expenses, printing expenses, travel expenses, registration fees, filing fees, fees of outside counsel and independent auditors, or other professional services, organizational expenses, insurance premiums, fees payable to persons who are not the Company's employees, trade association dues, and other expenses properly payable by the Funds and/or the Classes.

Article 9.  Compensation.   [Not Applicable]



Article 10.  Standard of Care and Indemnification.

     A. The Company shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Company in connection with the matters to which Section Two of this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. The Company shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Investment Company) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice provided that such action is not in violation of applicable federal or state laws or regulations, and is in good faith and without negligence. Any person, even though also an officer, director, trustee, partner, employee or agent of the Company, who may be or become an officer, director, trustee, partner, employee or agent of the Investment Company, shall be deemed, when rendering services to the Investment Company or acting on any business of the Investment Company (other than services or business in connection with the duties of the Company hereunder) to be rendering such services to or acting solely for the Investment Company and not as an officer, director, trustee, partner, employee or agent or one under the control or direction of the Company even though paid by the Company.

     B. Subject to the conditions set forth below; the Investment Company agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage or expense whatsoever (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any action taken or thing done by the Company in performing Administrative Services pursuant to Section Two of this Agreement if not resulting from the Company's willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

           If any action is brought against the Company to which indemnity may be sought against the Investment Company pursuant to the foregoing paragraph, The Company shall promptly notify the Investment Company in writing of the institution of such action and, if provided such notice has been given, the Investment Company shall assume the defense of such action, including the employment of counsel selected by the Investment Company and payment of expenses. The Company shall have the right to employ separate counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Company unless the employment of such counsel shall have been authorized in writing by the Investment Company in connection with the defense of such action or the Investment Company shall not have employed counsel to have charge of the defense of such action, in any of which events such fees and expenses shall be borne by the Company. Anything in this paragraph to the contrary notwithstanding, the Investment Company shall not be liable for any settlement of any such claim or action effected without its written consent. The Investment Company agrees promptly to notify the Company of the commencement of any litigation or proceedings against the Investment Company or any of its officers or Trustees in connection with the Administrative Services.

     C. The Company agrees to indemnify and hold harmless the Investment Company, each of its Trustees and each of its officers against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fee incurred in connection therewith) arising by reason of any action taken or thing done by the Company in performing Administrative Services pursuant to Section Two of this Agreement if resulting from the Company's willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. In case any action shall be brought against the Investment Company or any other person so indemnified based on the foregoing at described in this subsection
          (C), and with respect to which indemnity may be sought against the Company, the Company shall have the rights and duties given to the Investment Company, and the Investment Company and each other person so indemnified shall have the rights and duties given to the Company by the provisions of subsection B above.

SECTION THREE: Transfer Agency Services.

Article 11.  Terms of Appointment.

     Subject to the terms and conditions set forth in this Agreement, the Investment Company hereby appoints the Company to act as, and the Company agrees to act as, transfer agent and dividend disbursing agent for each Fund's Shares, and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of any Fund ("Shareholder(s)"), including without limitation any periodic investment plan or periodic withdrawal program.

Article 12.  Duties of the Company.

     The Company shall perform the following services in accordance with Proper Instructions as may be provided from time to time by the Investment Company as to any Fund:

     A.    Purchases

           (1) The Company shall receive orders and payment for the purchase of shares and promptly deliver payment and appropriate documentation therefore to the custodian of the relevant Fund, (the "Custodian"). The Company shall notify the Fund and the Custodian on a daily basis of the total amount of orders and payments so delivered.

           (2) Pursuant to purchase orders and in accordance with the Fund's current Prospectus, the Company shall compute and issue the appropriate number of Shares of each Fund and/or Class and hold such Shares in the appropriate Shareholder accounts.

          (3) For certificated Funds and/or Classes, if a Shareholder or its agent requests a certificate, the Company, as Transfer Agent, shall countersign and mail by first class mail, a certificate to the Shareholder at its address as set forth on the transfer books of the Funds, and/or Classes, subject to any Proper Instructions regarding the delivery of certificates.

          (4) In the event that any check or other order for the purchase of Shares of the Fund and/or Class is returned unpaid for any reason, the Company shall debit the Share account of the Shareholder by the number of Shares that had been credited to its account upon receipt of the check or other order, promptly mail a debit advice to the Shareholder, and notify the Fund and/or Class of its action. In the event that the amount paid for such Shares exceeds proceeds of the redemption of such Shares plus the amount of any dividends paid with respect to such Shares, the Fund and/the Class or its distributor will reimburse the Company on the amount of such excess.

     B.    Distribution

          (1) Upon notification by the Funds of the declaration of any distribution to Shareholders, the Company shall act as Dividend Disbursing Agent for the Funds in accordance with the provisions of its governing document and the then-current Prospectus of the Fund. The Company shall prepare and mail or credit income, capital gain, or any other payments to Shareholders. As the Dividend Disbursing Agent, the Company shall, on or before the payment date of any such distribution, notify the Custodian of the estimated amount required to pay any portion of said distribution which is payable in cash and request the Custodian to make available sufficient funds for the cash amount to be paid out. The Company shall reconcile the amounts so requested and the amounts actually received with the Custodian on a daily basis. If a Shareholder is entitled to receive additional Shares by virtue of any such distribution or dividend, appropriate credits shall be made to the Shareholder's account, or for certificated Funds and/or Classes, delivered where requested; and

           (2) The Company shall maintain records of account for each Fund and Class and advise the Investment Company, each Fund and Class and its Shareholders as to the foregoing.

     C.    Redemptions and Transfers

           (1) The Company shall receive redemption requests and redemption directions and, if such redemption requests comply with the procedures as may be described in the Fund Prospectus or set forth in Proper Instructions, deliver the appropriate instructions therefor to the Custodian. The Company shall notify the Funds on a daily basis of the total amount of redemption requests processed and monies paid to the Company by the Custodian for redemptions.

           (2) At the appropriate time upon receiving redemption proceeds from the Custodian with respect to any redemption, the Company shall pay or cause to be paid the redemption proceeds in the manner instructed by the redeeming Shareholders, pursuant to procedures described in the then-current Prospectus of the Fund.

           (3) If any certificate returned for redemption or other request for redemption does not comply with the procedures for redemption approved by the Fund, the Company shall promptly notify the Shareholder of such fact, together with the reason therefor, and shall effect such redemption at the price applicable to the date and time of receipt of documents complying with said procedures.

           (4) The Company shall effect transfers of Shares by the registered owners thereof.

           (5) The Company shall identify and process abandoned accounts and uncashed checks for state escheat requirements on an annual basis and report such actions to the Fund.

     D.    Recordkeeping

          (1) The Company shall record the issuance of Shares of each Fund, and/or Class, and maintain pursuant to applicable rules of the Securities and Exchange Commission ("SEC") a record of the total number of Shares of the Fund and/or Class which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Company shall also provide the Fund on a regular basis or upon reasonable request with the total number of Shares which are authorized and issued and outstanding, but shall have no obligation when recording the issuance of Shares, except as otherwise set forth herein, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Funds.

           (2) The Company shall establish and maintain records pursuant to applicable rules of the SEC relating to the services to be performed hereunder in the form and manner as agreed to by the Investment Company or the Fund to include a record for each Shareholder's account of the following:

                    (a)  Name,  address  and  tax  identification   number  (and
                         whether such number has been certified);

                    (b)      Number of Shares held;

                    (c) Historical information regarding the account, including dividends paid and date and price for all transactions;

                    (d) Any stop or restraining order placed against the account;

                    (e) Information with respect to withholding in the case of a foreign account or an account for which withholding is required by the Internal Revenue Code;

                    (f) Any dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of the account;

                    (g)  Certificate   numbers   and   denominations   for   any
                         Shareholder holding certificates (if share certificates are issued); and

                    (h) Any information required in order for the Company to perform the calculations contemplated or required by this Agreement.

     (3) The Company shall preserve any such records required to be maintained pursuant to the rules of the SEC for the periods prescribed in said rules as specifically noted below. Such record retention shall be at the expense of the Company, and such records may be inspected by the Fund at reasonable times. The Company may, at its option at any time, and shall forthwith upon the Fund's demand, turn over to the Fund and cease to retain in the Company's files, records and documents created and maintained by the Company pursuant to this Agreement, which are no longer needed by the Company in performance of its services or for its protection. If not so turned over to the Fund, such records and documents will be retained by the Company for six years from the year of creation, during the first two of which such documents will be in readily accessible form. At the end of the six year period, such records and documents will either be turned over to the Fund or destroyed in accordance with Proper Instructions.

     E.    Confirmations/Reports

           (1) The Company shall furnish to the Fund periodically the following information:

                    (a)      A copy of the transaction register;

                    (b)      Dividend and reinvestment blotters;

                    (c) The total number of Shares issued and outstanding in each state for "blue sky" purposes as determined according to Proper Instructions delivered from time to time by the Fund to the Company;

                    (d)      Shareholder lists and statistical information;

                    (e) Payments to third parties relating to distribution agreements, allocations of sales loads, redemption fees, or other transaction- or sales-related payments; and

     (f)  Such other information as may be agreed upon from time to time.

     (2) The Company shall prepare in the appropriate form, file with the Internal Revenue Service and appropriate state agencies, and, if required, mail to Shareholders, such notices for reporting dividends and distributions paid as are required to be so filed and mailed and shall withhold such sums as are required to be withheld under applicable federal and state income tax laws, rules and regulations.

     (3) In addition to and not in lieu of the services set forth above, the Company shall:

                    (a) Perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, mailing Shareholder reports and Prospectuses to current Shareholders, withholding taxes on accounts subject to back-up or other withholding (including non-resident alien accounts), preparing and filing reports on U.S. Treasury Department Form 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other conformable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information; and

                    (b) provide a system which will enable the Fund to monitor the total number of Shares of each Fund (and/or Class) sold in each state ("blue sky reporting"). The Fund shall by Proper Instructions (i) identify to the Company those transactions and assets to be treated as exempt from the blue sky reporting for each state and
                         (ii) verify the classification of transactions for each state on the system prior to activation and thereafter monitor the daily activity for each state. The responsibility of the Company for each Fund's (and/or Class's) state blue sky registration status is limited solely to the recording of the initial classification of transactions or accounts with regard to blue sky compliance and the reporting of such transactions and accounts to the Fund as provided above.

     F.    Other Duties

           (1) The Company shall answer correspondence from Shareholders relating to their Share accounts and such other correspondence as may from time to time be addressed to the Company;

           (2) The Company shall prepare Shareholder meeting lists, mail proxy cards and other material supplied to it by the Fund in connection with Shareholder meetings of each Fund; receive, examine and tabulate returned proxies, and certify the vote of the Shareholders; and

           (3) The Company shall establish and maintain facilities and procedures for safekeeping of stock certificates (if issued), check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

     The foregoing, along with any additional services that the Company shall agree in writing to perform for the Investment Company under this Section Three, shall hereafter be referred to as "Transfer Agency Services."

Article 13.  Duties of the Investment Company.

     A.    Compliance

           The Investment Company or Fund assume full responsibility for the preparation, contents and distribution of their own and/or their classes' Prospectus and for complying with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act and any laws, rules and regulations of government authorities having jurisdiction.

     B.    Share Certificates

           If Share certificates are issued, the Investment Company shall supply the Company with a sufficient supply of blank Share certificates and from time to time shall renew such supply upon request of the Company. Such blank Share certificates shall be properly signed, manually or by facsimile, if authorized by the Investment Company and shall bear the seal of the Investment Company or facsimile thereof; and notwithstanding the death, resignation or removal of any officer of the Investment Company authorized to sign certificates, the Company may continue to countersign certificates which bear the manual or facsimile signature of such officer until otherwise directed by the Investment Company.

     C.    Distributions

           The Fund shall promptly inform the Company of the declaration of any dividend or distribution on account of any Fund's shares.

Article 14.  Compensation and Expenses.  [Not Applicable]

SECTION FOUR: Custody Services Procurement. (Articles 15-18) [Not Applicable]

SECTION FIVE: General Provisions.

Article 19.  Proper Instructions.

     As used throughout this Agreement, a "Proper Instruction" means a writing signed or initialed by one or more person or persons as the Board shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved. Oral instructions will be deemed to be Proper Instructions if (a) the Company reasonably believes them to have been given by a person previously authorized in Proper Instructions to give such instructions with respect to the transaction involved, and (b) the Investment Company, or the Fund, and the Company promptly cause such oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Investment Company, or the Fund, and the Company are satisfied that such procedures afford adequate safeguards for the Fund's assets. Proper Instructions may only be amended in writing.

Article 20.  Assignment.

     Except as provided below, neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by either party without the written consent of the other party.

     A. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     B. With regard to Transfer Agency Services, the Company may without further consent on the part of the Investment Company subcontract for the performance of Transfer Agency Services with

           (1) its subsidiary, Federated Shareholder Service Company, a Delaware business trust, which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934, as amended, or any succeeding statute ("Section 17A(c)(1)"); or

           (2) such other provider of services duly registered as a transfer agent under Section 17A(c)(1) as Company shall select.

     C. With regard to Fund Accounting Services and Administrative Services, the Company may without further consent on the part of the Investment Company subcontract for the performance of such services with Federated Administrative Services, a wholly-owned subsidiary of the Company or such other service provider as Company may select.

     D. Except as provided in E below, the Company shall be as fully responsible to the Investment Company for the acts and omissions of any subcontractor as it is for its own acts and omissions. The compensation of such person or persons shall be paid by the Company and no obligation shall be incurred on behalf of the Investment Company, the Funds, or the Classes in such respect.

     E. The Company shall upon instruction from the Investment Company subcontract for the performance of services under this Agreement with an Agent selected by the Investment Company, other than as described in B. and C. above; provided, however, that the Company shall in no way be responsible to the Investment Company for the acts and omissions of the Agent.

     F. Either party may assign all of or a substantial portion of its business to a successor, or to a party controlling, controlled by, or under common control with such party.

           Nothing in this Article 20 shall prevent the Company from delegating its responsibilities to another entity to the extent provided herein.

Article 21.  Documents.

     A. In connection with the appointment of the Company under this Agreement, the Investment Company shall file with the Company the following documents:

          (1) A copy of the Charter and By-Laws of the Investment Company and all amendments thereto;

           (2) A copy of the resolution of the Board of the Investment Company authorizing this Agreement;

           (3) Specimens of all forms of outstanding Share certificates of the Investment Company or the Funds in the forms approved by the Board of the Investment Company with a certificate of the Secretary of the Investment Company as to such approval;

           (4) All account application forms and other documents relating to Shareholders accounts; and

           (5) A copy of the current Prospectus for each Fund.

     B. The Fund will also furnish from time to time the following documents:

           (1) Each resolution of the Board of the Investment Company authorizing the original issuance of each Fund's, and/or Class's Shares;

           (2) Each Registration Statement filed with the SEC and amendments thereof and orders relating thereto in effect with respect to the sale of Shares of any Fund, and/or Class;

           (3) A certified copy of each amendment to the governing document and the By-Laws of the Investment Company;

           (4) Certified copies of each vote of the Board authorizing officers to give Proper Instructions to the Custodian and agents for fund accountant, custody services procurement, and shareholder recordkeeping or transfer agency services;

           (5) If issued, specimens of all new Share certificates representing Shares of any Fund, accompanied by Board resolutions approving such forms;

           (6) Such other certificates, documents or opinions which the Company may, in its discretion, deem necessary or appropriate in the proper performance of its duties; and

           (7) Revisions to the Prospectus of each Fund.

Article 22.  Representations and Warranties.

     A.    Representations and Warranties of the Company

           The Company represents and warrants to the Fund that:

          (1) it is a corporation duly organized and existing and in good standing under the laws of the Commonwealth of Pennsylvania;

           (2) it is duly qualified to carry on its business in each jurisdiction where the nature of its business requires such qualification, and in the Commonwealth of Pennsylvania;

           (3) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

           (4) all requisite corporate proceedings have been taken to authorize it to enter into and perform its obligations under this Agreement;

           (5) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

           (6) it is in compliance with federal securities law requirements and in good standing as an administrator and fund accountant; and

          (7) it has examined and tested the internal systems that it has developed to support the services outlined herein and, as of the date of this Agreement, has no knowledge of any situation or circumstance that will inhibit the system's ability to perform the expected functions or inhibit the Company's ability to provide the expected services as a result of any business interruptions relating to dates or days before, during and after the year 2000. In connection with the foregoing, the Company has made reasonable inquiry of its business partners and other entities with which it conducts business and has carefully considered the responses of those third-parties.

     B.    Representations and Warranties of the Investment Company

           The Investment Company represents and warrants to the Company that:

           (1) It is an investment company duly organized and existing and in good standing under the laws of its state of organization;

           (2) It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform its obligations under this Agreement;

           (3) All corporate proceedings required by said Charter and By-Laws have been taken to authorize it to enter into and perform its obligations under this Agreement;

          (4)  The  Investment   Company  is  an  open-end   investment  company
               registered under the 1940 Act; and

           (5) A registration statement under the 1933 Act will be effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of each Fund being offered for sale.

Article 23.  Standard of Care and Indemnification.

     A.    Standard of Care

           With regard to Sections One and Three, the Company shall be held to a standard of reasonable care in carrying out the provisions of this Agreement, provided however, that the Company shall be held to any higher standard of care that would be imposed upon the Company, by an applicable law or regulation even though such stated standard of care was not part of this Agreement. The Company shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Investment Company) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice, provided that such action is not in violation of applicable federal or state laws or regulations, and is in good faith and without negligence. Any person, even though also an officer, director, trustee, partner, employee or agent of the Company, who may be or become an officer, director, trustee, partner, employee or agent of the Investment Company, shall be deemed, when rendering services to the Investment Company or acting on any business of the Investment Company (other than services or business in connection with the duties of the Company hereunder) to be rendering such services to or acting solely for the Investment Company and not as an officer, director, trustee, partner, employee or agent or one under the control or direction of the Company even though paid by the Company.

     B.    Indemnification by Investment Company

           The Company shall not be responsible for and the Investment Company or Fund shall indemnify and hold the Company, including its officers, directors, shareholders and their agents, employees and affiliates, harmless against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

           (1) The Investment Company's refusal or failure to comply with the terms of this Agreement, or which arise out of the Investment Company's lack of good faith, gross negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Investment Company hereunder.

           (2) The acts or omissions of any Custodian, Adviser, Sub-adviser or other party contracted by or approved by the Investment Company or Fund,

           (3) The reliance on or use by the Company or its agents or subcontractors of information, records and documents in proper form which

                    (a) are received by the Company or its agents or subcontractors and furnished to it by or on behalf of the Investment Company or Fund, its Shareholders or investors regarding the purchase, redemption or transfer of Shares and Shareholder account information;

                    (b) are received by the Company from independent pricing services or sources for use in valuing the assets of the Investment Company or Fund; or

                    (c) are received by the Company or its agents or subcontractors from Advisers, Sub-advisers or other third parties contracted by or approved by the Investment Company or Fund for use in the performance of services under this Agreement; or

                    (d) have been prepared and/or maintained by the Investment Company or Fund or its affiliates or any other person or firm on behalf of the Investment Company.
           (4) The reliance on, or the carrying out by the Company or its agents or subcontractors of Proper Instructions of the Investment Company or the Fund.

           (5) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

                    Provided, however, that the Company shall not be protected by this Article 23.B. from liability for any act or omission resulting from the Company's willful misfeasance, bad faith, negligence or reckless disregard of its duties or failure to meet the standard of care set forth in 23.A. above.

     C.    Indemnification by Services

           Services shall indemnify and hold the Investment Company and each Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributed to any action or failure or omission to act by Services as a result of Services' lack of good faith, negligence, willful misconduct, or failure to meet the standard of care set forth in Article 23A above.

     D.    Reliance

           At any time the Company may apply to any officer of the Investment Company or Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Company under this Agreement, and the Company and its agents or subcontractors shall not be liable and shall be indemnified by the Investment Company or the appropriate Fund for any action reasonably taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel provided such action is not in violation of applicable federal or state laws or regulations. The Company, its agents and subcontractors shall be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Investment Company or the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

     E.    Notification

           In order that the indemnification provisions contained in this
           Article 23 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 24.  Term and Termination of Agreement.

     This Agreement shall be effective from the date first written above and shall continue through December 31, 2001 ("Initial Term"). Thereafter, this Agreement shall be automatically renewed each year for an additional term of one year ("Additional Term") provided that either party may terminate this Agreement by written notice delivered at least one year prior to the expiration of the Initial or any Additional Term. The termination date for all original or after-added Funds which are, or become, a party to this Agreement shall be coterminous. Funds that merge or dissolve during the Term, shall cease to be a party on the effective date of such merger or dissolution.

     In the event that the Investment Company designates a successor to any of the Company's obligations hereunder, the Company shall, at the expense and direction of the Investment Company, transfer to such successor all relevant books, records and other data established or maintained by the Investment Company under the foregoing provisions. Additionally, the Company reserves the right to charge for any other reasonable expenses associated with such termination. The provisions of Articles 10 and 23 shall survive the termination of this Agreement.

Article 25.  Amendment.

     This Agreement may be amended or modified by a written agreement executed by both parties.

Article 26.  Interpretive and Additional Provisions.

     In connection with the operation of this Agreement, the Company and the Investment Company may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Charter. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

Article 27.  Governing Law.

     This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Pennsylvania, provided however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940 or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

Article 28.  Notices.

     Except as otherwise specifically provided herein, Notices and other writings delivered or mailed postage prepaid to the Investment Company at 5800 Corporate Drive Pittsburgh, Pennsylvania, 15237 or to the Company at Federated Investors Tower, Pittsburgh, Pennsylvania, 15222-3779, or to such other address as the Investment Company or the Company may hereafter specify, shall be deemed to have been properly delivered or given hereunder to the respective address.

Article 29.  Counterparts.

         This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

Article 30.  Merger of Agreement.

     This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

Article 31.  Successor Agent.

     If a successor agent for the Investment Company shall be appointed by the Investment Company, the Company shall upon termination of this Agreement deliver to such successor agent at the office of the Company all properties of the Investment Company held by it hereunder. If no such successor agent shall be appointed, the Company shall at its office upon receipt of Proper Instructions deliver such properties in accordance with such instructions.

     In the event that no written order designating a successor agent or Proper Instructions shall have been delivered to the Company on or before the date when such termination shall become effective, then the Company shall have the right to deliver to a bank or trust company, which is a "bank" as defined in the 1940 Act, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $2,000,000, all properties held by the Company under this Agreement. Thereafter, such bank or trust company shall be the successor of the Company under this Agreement.

Article 32.  Force Majeure.

     The Company shall have no liability for cessation of services hereunder or any damages resulting therefrom to the Fund as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.

Article 33.  Severability.

     In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

Article 34. Limitations of Liability of Trustees and Shareholders of the Investment Company.

     The execution and delivery of this Agreement have been authorized by the Trustees of the Investment Company and signed by an authorized officer of the Investment Company, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or Shareholders of the Investment Company, but bind only the property of the Fund, or Class, as provided in the Declaration of Trust.

Article 35.  Compensation.

     A. The Funds will compensate the Company for the Services described herein in accordance with the fees agreed upon from time to time between the parties hereto. Such fees do not include out-of-pocket disbursements of the Company for which the Funds shall reimburse the Company. Out-of-pocket disbursements shall include, but shall not be limited to, the items agreed upon between the parties from time to time.

B. The Fund and/or the Class, and not the Company, shall bear the cost of: custodial expenses; membership dues in the Investment Company Institute or any similar organization; transfer agency expenses; investment advisory expenses; costs of printing and mailing stock certificates (if issued), prospectuses, reports and notices; administrative expenses; interest on borrowed money; brokerage commissions; taxes and fees payable to federal, state and other governmental agencies; fees of Trustees or Directors of the Investment Company; independent auditors expenses; legal and audit department expenses billed to the Company for work performed related to the Investment Company, the Funds, or the Classes; law firm expenses; organizational expenses; or other expenses not specified in this Article 35 which may be properly payable by the Funds and/or Classes.

     C. The compensation and out-of-pocket expenses attributable to the Fund shall be accrued by the Fund and shall be paid to the Company no less frequently than monthly, and shall be paid daily upon request of the Company. The Company will maintain detailed information about the compensation and out-of-pocket expenses by Fund and Class.

     D. Any schedule of compensation agreed to hereunder, as may be adjusted from time to time, shall be dated and signed by a duly authorized officer of the Investment Company and/or the Funds and a duly authorized officer of the Company.

     E. The Company, in its sole discretion, may from time to time subcontract to, employ or associate with itself such person or persons as the Company may believe to be particularly suited to assist it in performing Fund Accounting Services. Such person or persons may be affiliates of the Company, third-party service providers, or they may be officers and employees who are employed by both the Company and the Investment Company; provided, however, that the Company shall be as fully responsible to each Fund for the acts and omissions of any such subcontractor as it is for its own acts and omissions.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

                         TOWER MUTUAL FUNDS
                         (listed on Exhibit 1)


                         By:  /s/ Jeffrey W. Sterling
                         Name:  Jeffrey W. Sterling
                         Title:  Vice President

                         FEDERATED SERVICES COMPANY

                         By:  /s/ Lawrence Caracciolo
                         Name:  Lawrence Caracciolo
                         Title:  Senior Vice President

                                                  EXHIBIT 1
                                             to the Agreement for
                                          Fund Accounting Services,
                                           Administrative Services
                                                     and
                                           Transfer Agency Services

         The Agreement for Fund Accounting Services, Administrative Services and Transfer Agency Services dated September 14, 1998 between Tower Mutual Funds and FEDERATED SERVICES COMPANY shall apply to the following Portfolios:

Tower Capital Appreciation Fund
         Class A Shares
         Class B Shares
Tower Louisiana Municipal Income Fund
Tower Mid-Cap Fund
           Class A Shares
           Class B Shares
Tower Total Return Bond Fund
Tower U.S. Government Income Fund
Tower Cash Reserve Fund
            Class A Shares
            Class B Shares
Tower U.S. Treasury Money Market Fund

I. Administrative Services

For Administrative, Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company hereby agrees to accept as full compensation for its services rendered hereunder a fee at an annual rate per Fund, payable daily, as follows:

         Maximum Administrative Fee         Average Daily Net Assets
                                              of the Investment Company
         .15%                                 on the first $250 million
         .125%                                on the next $250 million
         .100%                                on the next $250 million
         .075%                                on assets in excess of
                                              $750 million

However, the administrative fee received during any year of this Agreement shall not be less than, or be paid at a rate less than would aggregate, $50,000, per Fund. This minimum will not apply to Tower Mid Cap Fund prior to June 8, 1999. In addition to the foregoing minimum, with respect to a Fund that becomes effective with the SEC after the date of this Agreement and offers multiple classes of shares, the Company will impose a minimum of $30,000 for each additional class of shares. With respect to any Fund that becomes effective with the SEC during the first twenty-four months of this Agreement, these minimums will not be imposed until the Fund has been effective for six months.


II. Fund Accounting Services Fee

For Fund Accounting Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company agrees to accept as full compensation for its services rendered hereunder a fee as follows:

ASSETS

First $250 Million                                            2.0 Basis Points

Next $250 Million                                             1.5 Basis Points

Next $250 Million                                             1.0 Basis Points

Excess                                                          .5 Basis Points

Minimum fee per year*                                          $39,000

Additional class of shares per year*                           $12,000

*Minimums will not be imposed with respect to any Fund or class that becomes effective within the first twenty-four months of this Agreement until such Fund or class has been effective for six months.

III. Fund Accounting Services Out-of-Pocket Expenses

Out-of-pocket expenses include, but are not limited to, the following: postage (including overnight courier service), statement stock, envelopes, telephones, telecommunication charges (including FAX), travel, duplicating, forms, supplies, microfiche, computer access charges, client specific system enhancements, access to the shareholder recordkeeping system, security pricing services, variable rate change notification services, paydown factor notification services

IV. Transfer Agency Services Fee

For Transfer Agency Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company hereby agrees to accept as full compensation for its services rendered hereunder a fee as follows:

Account Fee  (Annual account charge)
   (includes system access and funds control and reconcilement)



    -    Daily dividend fund                                                            $16.65

    -    Monthly dividend fund                                                          $ 8.75

    -    Quarterly dividend fund                                                        $ 8.75

    -    Contingent Deferred Sales Charge (Additionally)
              (monthly and quarterly funds only)                                        $ 5.00

    -    Closed Accounts (per account per month)                                        $00.10

Minimum charges: The monthly maintenance charge for each class will be the actual account fee or $2,000, whichever is greater.



V. Transfer Agency Services Out-of-Pocket Expenses

Out-of-pocket expenses include but are not limited to postage (including overnight courier service), statement stock, envelopes, telecommunication charges (including Fax), travel, duplicating, forms, supplies, microfiche, computer access charges, client specific enhancements, disaster recovery, closed account fees, processing fees (including check encoding), and expenses incurred at the specific direction of the Fund.
Postage for mass mailings is due seven days in advance of the mailing date.

VI.  Payment

All fees are annualized and will be prorated on a monthly basis for billing purposes. Payment is due thirty days after the date of the invoice.

     IN WITNESS WHEREOF, the parties hereto have caused this Exhibit 1 to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of September 14, 1998.


                                         TOWER MUTUAL FUNDS


                                         By:  /s/ Jeffrey W. Sterling
                                         Name:  Jeffrey W. Sterling
                                         Title:  Vice President

                                         FEDERATED SERVICES COMPANY


                                         By:  /s/ Lawrence Caracciolo
                                         Name: Lawrence Caracciolo
                                         Title:  Senior Vice President